UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

    The Goldman Sachs Group, Inc.
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   (Last)               (First)                 (Middle)

    85 Broad Street
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                                    (Street)

    New York,                        New York                          10004
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   (City)                           (State)                           (Zip)


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2. Issuer Name and Ticker or Trading Symbol

    aaiPharma Inc.
    (AAII)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

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4. Statement for Month/Year

    FYE December 31, 2002
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


          --------------------------------------------------

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7. Individual or Joint/Group Reporting
   (Check applicable line)

   [   ] Form Filed by One Reporting Person
   [ X ] Form Filed by More than One Reporting Person

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

====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                          |            |          |           |                                |5.            |6.       |          |
                          |            |          |           | 4.                             |Amount of     |Owner-   |          |
                          |            |          |           | Securities Acquired (A) or     |Securities    |ship     |          |
                          |            |2A.       |           | Disposed of (D)                |Beneficially  |Form:    |7.        |
                          |2.          |Deemed    |           | (Instr. 3, 4 and 5)            |Owned at the  |Direct   |Nature of |
                          |Transaction |Execution |3.         | -------------------------------|end of        |(D) or   |Indirect  |
1.                        |Date        |Date, if  |Transaction|               | (A) |          |Issuer's      |Indirect |Beneficial|
Title of Security         |(Month/Day/ |any(Month/|Code       |     Amount    | or  |  Price   |Fiscal Year   |(I)      |Ownership |
(Instr. 3)                |Year)       |Day/Year) |(Instr. 8) |               | (D) |          |(Instr. 3 & 4)|(Instr.4)|(Instr. 4)|
-----------------------------------------------------------------------------------------------------------------------------------|
                          |            |          |           |               |     |          |              |         |          |
Common Stock              |            |          |           |               |     |          |   2,276,832  |    01   |     01   |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

FORM 5 (continued)

====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================
              |       |        |    |      |            |                 |                       |        |9.       |10.   |      |
              |2.     |        |    |      |            |                 |                       |        |Number   |Owner-|      |
              |Con-   |        |    |      |            |                 |                       |        |of       |ship  |      |
              |ver-   |        |3A. |      |            |                 |                       |        |Deriv-   |of    |      |
              |sion   |        |De- |      |5.          |                 |7.                     |        |ative    |Deriv-|11.   |
              |or     |        |emed|      |Number of   |                 |Title and Amount       |        |Secur-   |ative |Nature|
              |Exer-  |        |Exe-|      |Derivative  |6.               |of Underlying          |8.      |ities    |Secur-|of    |
              |cise   |        |cu- |      |Securities  |Date             |Securities             |Price   |Bene-    |ity:  |In-   |
              |Price  |3.      |tion|      |Acquired (A)|Exercisable and  |(Instr. 3 and 4)       |of      |ficially |Direct|direct|
              |of     |Trans-  |Date|4.    |or Disposed |Expiration Date  |-----------------------|Deriv-  |Owned    |(D) or|Bene- |
1.            |Der-   |action  |if  |Trans-|of (D)      |(Month/Day/Year) |             |Amount   |ative   |at the   |In-   |ficial|
Title of      |iva-   |Date    |any,|action|(Instr. 3,  |-----------------|             |or       |Secur-  |End of   |direct|Owner-|
Derivative    |tive   |(Month/ |(MM/|Code  |4 and 5)    |Date    |Expira- |             |Number   |ity     |the      |(I)   |ship  |
Security      |Secu-  |Day/    |DD/ |(Instr|------------|Exer-   |tion    |             |of       |(Instr. |Year     |(Instr|(Instr|
(Instr. 3)    |rity   |Year)   |YY) |8)    | (A)  | (D) |cisable |Date    |Title        |Shares   |5)      |(Instr.4)|4)    |4)    |
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
Stock Option  |       |        |     |     |      |     |        |        |             |         |        |         |      |      |
(right to buy)|$17.165|08/02/02|     |  A  |10,000|     |   02   |08/02/12|Common Stock |  10,000 |        |  10,000 |  02  |  02  |
====================================================================================================================================

Instruction 4(b)(v) list of other Reporting Persons:

This statement is being filed by GS Capital Partners II, L.P. ("GSCP"), GS Capital Partners II Offshore, L.P. ("GSCP II Offshore"), GS Capital Partners II (Germany) Civil Law Partnership ("GSCP II Germany"), Stone Street Fund 1995, L.P. ("1995 Stone") and Bridge Street Fund 1995, L.P. ("1995 Bridge" and together with GSCP, GSCP II Offshore, GSCP II Germany and 1995 Stone, the "Limited Partnerships"), Stone Street 1995, L.L.C. ("Stone GP"), GS Advisors, L.L.C. ("GS Advisors"), GS Advisors II, L.L.C. ("GS Advisors II"), Goldman, Sachs & Co. oHG ("GS oHG"), Goldman, Sachs & Co. ("Goldman Sachs"), and The Goldman Sachs Group, Inc. ("GS Group" and, together with Goldman Sachs, GS Advisors, GS Advisors II, GS oHG, Stone GP and the Limited Partnerships, the "Reporting Persons"). The principal business address of each Reporting Person (other than GSCP II Offshore, GSCP II Germany and GS oHG), is 85 Broad Street, New York, NY 10004. The principal business address of GSCP II Offshore is c/o M&C Corporate Services Limited, P.O. Box 309, Grand Cayman, Cayman Islands. The principal business address for each of GSCP II Germany and GS oHG is MesseTurm, 60308 Frankfurt am Main, Germany.

Explanation of Responses:

01: Goldman Sachs and GS Group may be deemed to beneficially own indirectly in the aggregate 2,276,832 shares of Common Stock through the Limited Partnerships of which affiliates of Goldman Sachs and GS Group are the general partner, managing general partner or managing partner. Goldman Sachs is the investment manager of GSCP, GSCP II Offshore, and GSCP II Germany. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group. Goldman Sachs and GS Group each disclaims beneficial ownership of the shares of Common Stock owned by the Limited Partnerships except to the extent of their pecuniary interest therein.

GSCP beneficially owns directly and its general partner, GS Advisors, may be deemed to beneficially own indirectly 1,428,549 shares of Common Stock.

GSCP II Offshore beneficially owns directly and its general partner, GS Advisors II, may be deemed to beneficially own indirectly 567,908 shares of Common Stock.

GSCP II Germany beneficially owns directly and its managing partner, GS oHG, may be deemed to beneficially own indirectly 52,691 shares of Common Stock.

1995 Stone beneficially owns directly and its general partner, Stone GP, may be deemed to beneficially own indirectly 107,132 shares of Common Stock through 1995 Stone.

1995 Bridge beneficially owns directly and its managing general partner, Stone GP, may be deemed to beneficially own indirectly 120,552 shares of Common Stock through 1995 Bridge.

Each of GS Advisors, GS Advisors II, GS oHG and Stone GP disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest in such securities.

02: These options were granted pursuant to the Company's 2000 Stock Option Plan for Non-Employee Directors, to a managing director of Goldman Sachs in his capacity as a director of the Company. That director has an understanding with GS Group pursuant to which he holds the stock options for the benefit of GS Group. These options are exercisable as follows: 3,333 on August 2, 2003, 3,333 on August 2, 2004 and 3,334 on August 2, 2005.


**SIGNATURES:

GOLDMAN, SACHS & CO.


By: s/ Roger S. Begelman
-----------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


THE GOLDMAN SACHS GROUP, INC.


By: s/ Roger S. Begelman
-----------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


GS CAPITAL PARTNERS II, L.P.


By: s/ Roger S. Begelman
-----------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


GS ADVISORS, L.L.C.


By: s/ Roger S. Begelman
-----------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


GS CAPITAL PARTNERS II OFFSHORE, L.P.


By: s/ Roger S. Begelman
-----------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


GS ADVISORS II, L.L.C.


By: s/ Roger S. Begelman
-----------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


GOLDMAN, SACHS & CO. oHG


By: s/ Roger S. Begelman
-----------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


GS CAPITAL PARTNERS II (GERMANY) CIVIL LAW PARTNERSHIP
(with limitation of liability)


By: s/ Roger S. Begelman
-----------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


STONE STREET FUND 1995, L.P.


By: s/ Roger S. Begelman
-----------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


BRIDGE STREET FUND 1995, L.P.


By: s/ Roger S. Begelman
-----------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact


STONE STREET 1995, L.L.C.


By: s/ Roger S. Begelman
-----------------------------
Name:  Roger S. Begelman
Title: Attorney-in-fact

Date:  February 12, 2003


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the Reporting Person pursuant to Rule 101(b)(4) of Regulation S-T.